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                                                                    EXHIBIT 10.3


                        KEY EMPLOYEE SEVERANCE AGREEMENT


         KEY EMPLOYEE SEVERANCE AGREEMENT (the "Agreement"), dated as of July 25, 1995 between PRESIDIO EXPLORATION, INC., a Colorado corporation (the "Company"), and GEORGE P. GIARD, JR. ( "Executive").

         WHEREAS, the Board of Directors (the "POC Board") of Presidio Oil Company ("Presidio") has recommended that the Company enter into a severance agreement in the form hereof with Executive;

         WHEREAS, the Board of Directors (the "Board") has authorized the Company to enter into a severance agreement in the form hereof with Executive;

         WHEREAS, the POC Board has authorized the management of Presidio and the Company to negotiate a recapitalization of Presidio with certain of the holders of its securities which may involve a Change of Control (as defined in Section 2(c) hereof) (the "Recapitalization");

         WHEREAS, the POC Board and the Board have each determined that, pending the consummation of the transactions involved in the Recapitalization, it is imperative that the Company and the Board be able to rely upon Executive to continue in Executive's position, and that the Company be able to receive and rely upon Executive's advice, if requested, as to the best interests of the Company and its shareholders without concern that Executive might be distracted by the personal uncertainties and risks created by such proposed transactions;

         WHEREAS, in the event that the transactions contemplated by the Recapitalization are not consummated, it is possible that Presidio and the Company may nevertheless seek to sell a significant amount of the operating assets of the Company (an "Asset Acquisition" as defined in Section 2(c) hereof) to another Person (as defined in Section 2(c) hereof) or Presidio and the Company may enter into another transaction which would involve a Change in Control or Presidio or the Company may become subject to a proposed or threatened Change in Control; and

         WHEREAS, in connection with the foregoing, Executive may, in addition to Executive's regular duties, be called upon to assist in the assessment of any such proposals, advise management, the POC Board and the Board as to whether such proposals would be in the best interests of the Company, Presidio and their respective shareholders, and to take such other actions as the POC Board and the Board might determine to be appropriate.

         NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive and the availability of Executive's advice and counsel notwithstanding the anticipated consummation of the transactions contemplated by the Recapitalization, an





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Asset Acquisition or, if neither of such transactions are consummated, the possibility, threat or occurrence of a similar transaction or other Change of Control, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

         1.      SERVICES DURING CERTAIN EVENTS.

                 (a) Executive agrees that Executive will not voluntarily leave the employ of the Company, and will render the services contemplated in the recitals to this Agreement, during the pendency of the transactions contemplated by the Recapitalization and until such transactions have been consummated or the discussions relating to the Recapitalization are terminated.

                 (b) In the event an Asset Acquisition with a Person other than the Company is proposed or a Person begins a tender or exchange offer or takes other steps to effect a Change in Control, Executive agrees that Executive will not voluntarily leave the employ of the Company, and will render the services contemplated in the recitals to this Agreement, until such Asset Acquisition is effected or terminated or such Person has abandoned or terminated its efforts to effect a Change in Control or until a Change in Control has occurred.

         2.      TERMINATION FOLLOWING CERTAIN EVENTS.  Except as provided in
Section 4 hereof, the Company will provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof in the event that Executive's employment by the Company is terminated within two (2) years following the Recapitalization, an Asset Acquisition, or a Change in Control (or, if prior to the Recapitalization, an Asset Acquisition or a Change in Control, the Executive's employment by the Company is terminated and if it is reasonably demonstrated by the Executive that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the Recapitalization, an Asset Acquisition or a Change of Control or otherwise arose in connection with or anticipation of the Recapitalization, an Asset Acquisition or a Change in Control) and such termination is instituted:

                 (a)      by the Company for reasons other than:

                          (i)     cause (as defined in Section 4(a) hereof),

                          (ii)    Executive's death or disability, or

                          (iii) Executive's retirement upon reaching age 65 ("Normal Retirement Date"), or

                 (b) by Executive following the occurrence of any of the following events without Executive's written consent (but in no event upon termination for cause, as so defined, by the Company):

                          (i) the assignment of Executive to any duties or responsibilities that





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                 are materially inconsistent with Executive's position and
                 status with the Company immediately prior to the Recapitalization, an Asset Acquisition or Change in Control,

                          (ii) the reduction of Executive's Earnings (as defined in Section 3(a)) (including any deferred portion thereof),

                          (iii) a diminution in (A) Executive's eligibility to participate in bonus, stock option, incentive award and other compensation plans or (B) employee benefits (including but not limited to medical, dental, life insurance, long term disability and supplemental employee retirement plans) and perquisites applicable to Executive which Executive were participating immediately prior to the date of Termination, or

                          (iv) a change in the location of Executive's principal place of employment by the Company from the location where Executive was principally employed immediately prior to the date of Termination.

                 (c)      Certain Definitions.  For purposes of this Agreement:

                          (i) an "Asset Acquisition" shall be deemed to have occurred if any Person, a group or groups of related or unrelated Persons acquires more than fifty-one percent (51%) in value of the oil and gas properties of the Company pursuant to one or more transactions with the Company during the term of this Agreement.

                          (ii) a "Change in Control" shall be deemed to have occurred if (A) any Person is or becomes the Beneficial Owner (as defined in Section 2(c) hereof) of securities of Presidio representing thirty percent (30%) or more of the Voting Power (as defined in Section 2(c) hereof), (B) there shall occur a change in the composition of a majority of the POC Board within any period of four (4) consecutive years which change shall not have been approved by a majority of the POC Board as constituted immediately prior to such change in composition,
                 (C) at any meeting of the shareholders of Presidio called for the purpose of electing directors, more than one of the persons nominated by the POC Board for election as directors shall fail to be elected, or (D) the consummation of a merger, consolidation, sale of substantially all assets or other reorganization of Presidio, other than a reincorporation, in which Presidio does not survive.

                          (iii) (A) "Person" shall have the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as in effect on May 1, 1995, (B) "Beneficial Owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on May 1, 1995, and (C) "Voting Power" shall mean the voting power of the outstanding securities of Presidio having the right under ordinary circumstances to vote at an election of the POC Board.





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         3.      RIGHTS AND BENEFITS UPON TERMINATION.  In the event Executive is entitled pursuant to Section 2 hereof to receive the rights and benefits described in this Section 3 as a result of the termination of Executive's employment ("Termination"), the Company agrees to provide or cause to be provided to Executive the following rights and benefits:

                 (a) Cash Payment. Executive shall be entitled to receive not later than five (5) days following Termination a lump-sum payment in cash in an amount equal to twenty (20) times one-twelfth (1/12) of the Executive's Earnings (as such term is defined below). For example, if such lump-sum payment were to be payable as of the date of this Agreement, this lump-sum payment would be $637,500, and would be calculated on the basis of multiplying 20 times 1/12 of $382,500, which amount is equal to the sum of the Executive's base salary for the twelve months period preceding July 31, 1995 ($360,000) and the Company's contributions ($22,500) in respect of its 401 (K) Plan and its Stock Ownership Plan for the Executive in respect of such twelve month period. For purposes of this Agreement, "Earnings" shall mean the total of (i) the base salary paid to Executive during the twelve month period preceding Termination from the Company without giving effect to any reduction thereof that may have been made without Executive's consent; and (ii) the amount of Company contributions consistent with the Company's past practices which would have been made on Executive's behalf in respect of such base salary had he continued to participate in the Company's 401(k) Plan and the Company's Employee Stock Ownership Plan for one (1) full plan year.

                 (b) Insurance and Other Similar Benefits. To the extent Executive is eligible thereunder, Executive shall continue to be covered by the life insurance, medical and dental plans, and accident and disability plans of the Company or any successor plan or program in effect at Termination for employees in the same class or category as Executive, subject to the terms of such plans and to Executive's making any required contributions thereto, for a period of the equivalent number of months of severance pay paid plus, following the end of the last month of severance pay, all benefits required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") (or until Executive's Normal Retirement Date, whichever is sooner). In the event Executive is ineligible to continue to be so covered under the terms of any such benefit plan or program, or, in the event Executive is eligible but the benefits applicable to Executive are not substantially equivalent to the benefits applicable to Executive immediately prior to Termination, for a period of the equivalent number of months of severance pay paid plus, following the end of the last month of severance pay, all benefits required by COBRA (or until Executive's Normal Retirement Date, whichever is sooner), the Company shall provide to Executive through other sources such benefits, including such additional benefits, as may be necessary to make the benefits applicable to Executive substantially equivalent (on an after-tax basis) to those in effect before Termination; provided, however, that if during such period Executive should enter into the employ of another company or firm which provides health benefits (similar in scope to those currently provided by the Company) to its executives in general, the Company's obligations to provide such benefits shall cease. Nothing contained in this paragraph shall be deemed to require or cause termination or restriction of





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         any of Executive's coverages under any such benefit plan or program of the Company or any of its subsidiaries or any successor plan or program thereto to which Executive is entitled under the terms of such plan or program, whether at the end of the aforementioned equivalent number of months of severance pay paid or at any other time.

                 (c) Other Benefit Plans. The specific arrangements referred to in this Section 3 are not intended to require or to exclude Executive's continued participation in other benefit plans in which Executive currently participates or which are available to executive personnel generally in the class or category of Executive or to preclude other compensation or benefits as may be authorized by the Board from time to time.

                 (d) Duty to Mitigate. Executive's entitlement to benefits hereunder shall not be governed by any duty to mitigate Executive's damages by seeking further employment nor offset by any compensation which Executive may receive from future employment.

         4. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The Company shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof if either of the following events shall occur:

                 (a) the Company shall terminate Executive's employment for (i) dishonesty, (ii) conviction of a felony, or (iii) the continued failure by Executive to perform the material duties assigned to Executive that are consistent with the position of Executive with the Company and that would not permit Executive to terminate employment pursuant to Section 2 after notice of such failure has been given by the Company and a reasonable opportunity to cure is provided to Executive (termination for "cause"); or

                 (b) Executive shall not, promptly after Termination and upon receiving a written request to do so, resign as a director or officer of Presidio, the Company and each subsidiary and affiliate of Presidio or the Company of which Executive is then serving as a director or officer.

         5.      CONFIDENTIALITY AND CONSULTANCY.

                 (a) Confidentiality. Executive agrees that at all times following Termination, Executive will not, without the prior written consent of the Company, disclose to any person, firm or corporation any confidential information of Presidio, the Company or its subsidiaries which is now known to Executive or which hereafter may become known to Executive as a result of his employment or association with the Company and which could be helpful to a competitor, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.





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                 (b)      Consultation.  Executive agrees that, for a period of
         one (1) year following the date of Termination, Executive will use reasonable efforts to be available to the Company for consultation with the POC Board, the Board and senior officers of the Company; provided, however, that Executive shall not be required to perform consulting services (i) for more than three (3) days in any month or
         (ii) for more than ten (10) hours in any month. It is expressly agreed that Executive's consulting services will be required at such time and such places as will result in the least inconvenience to Executive, taking into consideration Executive's other business commitments during such period which may obligate Executive to honor such other commitments prior to Executive's rendering services hereunder. It is further agreed that Executive's consulting services shall be rendered by personal consultation at Executive's principal residence or office, wherever maintained, or by correspondence through mail, telephone or telegraph or other similar modes of communication at times, including weekends and evenings, most convenient to Executive. The Company and Executive agree that if, during such period, Executive should enter into the full-time employ of another company or firm, Executive shall not be required to consult at times that will conflict with Executive's responsibilities with respect to such employment.

                 (c) Remedies for Breach. It is recognized that damages in the event of breach of this Section 5 by Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, and Executive hereby waives any and all defenses Executive may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity which the Company may have.

         6.      REDUCTION IN PAYMENTS.   Notwithstanding the provisions of
Section 3(a) hereof, in no event shall any payment to be made under Section 3(a) exceed $1.00 less than three times the Executive's "base amount" within the meaning of Section 280 G of the Internal Revenue Code of 1986, as amended (the "Code"). If any portion of the payments or benefits to be made available to Executive pursuant to Section 3 would be considered an "excess parachute payment" within the meaning of Section 280G of the Code, the amount of cash otherwise payable to Executive pursuant to Section 3(a) hereof shall be reduced to the extent (but only to the extent) necessary to cause no portion of the payments or benefits made available to the Executive pursuant to Section 3 hereof to be considered an " excess parachute payment" within the meaning of
Section 280G of the Code. Deloitte & Touche LLP or such other accounting firm that may be agreed upon by the Company and the Executive (the "Accounting Firm") shall determine the Executive's "base amount" and the amount of any "excess parachute payments" for purposes of this Section 6. All determinations made by the Accounting Firm shall be made within 60 days of Termination and shall be binding on the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.





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         7.      TERM OF AGREEMENT.   This Agreement shall remain in full force
and effect through December 31, 1999, and, beginning each January 1st thereafter, this Agreement shall be automatically extended for additional one
(1) year periods, unless by September 30th of any year the Company gives notice that this Agreement will not be so extended. Notwithstanding the foregoing, the term of this Agreement is automatically extended for a minimum of twenty-four (24) months following the Recapitalization, an Asset Acquisition or a Change of Control.

         8.      MISCELLANEOUS.

                 (a) Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

                 (b) Construction of Agreement. Except as expressly provided herein, nothing in this Agreement shall be construed to amend any provision of any plan or policy of the Company or Presidio. This Agreement is not, and nothing herein shall be deemed to create, a commitment of continued employment of Executive by the Company or Presidio. The benefits provided under this Agreement shall be in addition to any other compensation agreement or arrangement that the Company or Presidio may have with Executive.

                 (c) Amendment. This Agreement may not be amended, modified or cancelled except by written agreement of the parties.

                 (d) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

                 (e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

                 (f)      Successors.

                          (i) The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.





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                          (ii)    This Agreement shall inure to the benefit of,
                 and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legates. If the Executive dies prior to the receipt of all benefits payable hereunder with respect to events occurring prior to death, all such benefits shall be paid pursuant to the last beneficiary designation executed by the Executive and filed with the Company or Presidio. If no beneficiary form has been filed with respect to this Agreement, all such benefits shall be paid to the Executive's estate.

                 (g) Taxes. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

                 (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES.

                 (i) Not Contract of Employment. Subject to the provisions of Sections 1 (a) and (b), and Section 3, of this Agreement, the entering into of this Agreement shall not be deemed to be a contract of employment between the Company and the Executive, or to be consideration for the employment of the Executive, and thus nothing herein contained shall be deemed to give the Executive the right to be retained in the employ of the Company or to restrict the right of the Company to discharge the Executive at any time.

                 (j) Gender. Wherever in this instrument words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender wherever they would so apply, and vice versa. Wherever words appear in the singular or plural, they shall be read and construed as in the plural or singular, respectively, wherever they would so apply.

                 (k) Headings. The headings of the Sections herein are included solely for reference convenience, and shall not in any way affect the meaning or interpretation of the Agreement.

                 (l) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.





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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        PRESIDIO EXPLORATION, INC.


                                        By: /s/ Robert L. Smith
                                            -------------------
                                            Robert L. Smith
                                            President



                                        EXECUTIVE


                                        By: /s/ George P. Giard, Jr.
                                            ------------------------
                                            George P. Giard, Jr.





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                              PRESIDIO OIL COMPANY



                 SCHEDULE OF KEY EMPLOYEE SEVERANCE AGREEMENTS


                            Name/Number of Months
                            ---------------------

                    Giard, George P., Jr.            (20)
                    Smith, Robert L.                 (19)
                    Lieberman, Stephen A.            (12)
                    Colby, Bradley M.                (12)
                    Mazza, Thomas A.                 (12)
                    DeBoer, Bruce R.                 (12)
                    Brammeier, Charles E., Jr.       (12)
                    Erickson, Donald M., Jr.         (12)
                    Tipton, D. Steven                (12)
                    Houghton, Gary E.                (12)
                    Anderson, Gregory P.             (12)
                    Williams, Judson                 (12)
                    Kerr, Edgar W.                   (12)
                    Munsell, Marshall L.             (12)
                    Binion, Mona L.                  (12)
                    Bergmann, Mary E.                (12)